Exhibit 99.1

For Immediate Release

PULSE ELECTRONICS CORPORATION SCHEDULES
SECOND QUARTER EARNINGS RELEASE AND CONFERENCE CALL

Provides Update on Asset Sales, Refinancing, and Second Quarter 2012 Outlook

SAN DIEGO—June 27, 2012— Pulse Electronics Corporation (NYSE: PULS), a leading provider of electronic components, today announced that it plans to report financial results for its second quarter on August 7, 2012 after the market closes.  The company will host a conference call at 5 p.m. Eastern (2 p.m. Pacific) that day.

The company also reported that the potential asset sales initiated as part of its strategy to delever its balance sheet remain on track.  The company also reported that it is in advanced stages of negotiations on a definitive agreement with a lender for financing. The company has extended the timeframe for potentially closing the financing to coincide with the expected timing of the asset sales and the related retirement of its existing senior credit facility.  All such transactions remain subject to the uncertainty inherent in such matters, as well as market and other conditions.

“While I am disappointed we were unable to complete the transactions by June 28 and claw back all of the warrants vesting to our existing bank group,” said Pulse Chairman and Chief Executive Officer Ralph Faison, “I remain confident that we will complete asset sales, refinancing, and other actions sufficient to completely repay the existing $55 million credit facility and also provide additional liquidity.  We are highly motivated to complete these transactions as expeditiously as we and our counterparts possibly can.”

As part of the amendment to the credit facility completed in March 2012, the company issued to its existing bank group warrants to purchase approximately 2.6 million shares of common stock which represent 6.1% of all outstanding shares.   Unless the outstanding borrowings under the credit facility are repaid by certain dates, the vesting of the warrants occurs in three stages over the course of the remainder of this calendar year.  The company will not retire the facility in full by the first deadline of June 28, 2012 and approximately 0.8 million shares of common stock, or 1.8% of the outstanding shares, will vest on that date.

Pulse also reported that it expects its second quarter net sales and non-GAAP operating profit to be consistent with the outlook provided on May 8, 2012.

The conference call may be accessed via telephone or the Internet.  To access a live web cast of the call via the Internet, go to the “Investor Information” section of the company’s web site at www.pulseelectronics.com. The telephone dial-in number is 1-800-860-2442 (international 1-412-858-4600).

An archived version of the web cast will be available for two weeks on the company’s web site. A replay of the call will also be available for two weeks by calling 1-877-344-7529 (international 1-412-317-0088) and providing access code 10015625.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

To the extent that statements in this press release are not strictly historical, such statements are "forward-looking" and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current information and expectations. These forward-looking statements, including, without limitation, those pertaining to the company’s results for the second quarter of 2012 and any contemplated refinancing or asset dispositions, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks include those related to the risk factors disclosed from time to time in the Company's SEC filings, including, but not limited to, those discussed in the Company's most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto. All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.

Copyright © 2012 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268